Exhibit 19.1

Adopted October 4, 2021

STATEMENT OF POLICY ON INSIDER TRADING

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

Introduction

This document sets forth the Statement of Policy on Insider Trading of Chicago Atlantic Real Estate Finance, Inc. (the “Company”), adopted on October [4], 2021. The objective of this policy is to protect you and the Company from securities law violations, or the appearance thereof. All directors, officers and employees (including temporary employees), singularly referred to as an “insider” of the Company must comply with this policy.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include:

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imprisonment for up to 25 years and/or criminal penalties of up to $5 million for individuals who commit “willful” violations1,
•
criminal penalties for entities of up to $25 million,
•
civil penalties may be levied against a person who committed the violation not to exceed three times the amount of the profit gained or loss avoided from illegal activities or penalties not to exceed the greater of $1 million, or three times the amount of the profit gained or loss avoided for the controlling person.

Moreover, an insider’s failure to comply with the insider trading policy of the Company, may subject such person to sanctions imposed by the Company, including dismissal for cause, whether or not such person’s failure to comply with this policy results in a violation of law.

All insiders of the Company are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct your questions to the Company’s General Counsel.

1 imprisonment for up to 10 years and/or criminal penalties of up to $1 million for individuals who commit “knowing” violations

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Blackout Periods

A reference in this policy to a “Blackout Period” includes each of the following: a Periodic Blackout Period or an Event-Specific Blackout Period.

Periodic Blackout Periods. The announcement by the Company of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period (each a “Periodic Blackout Period”) beginning one week prior to the end of the Company’s fiscal quarter and ending after the third full business day following the Company’s filing of its quarterly report with the Securities and Exchange Commission (“SEC”). Persons subject to these Periodic Blackout Periods include all insiders of the Company, and all other persons who are informed by the General Counsel or his/her designee that they are subject to the Periodic Blackout Periods.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. For the period during which the event remains material and nonpublic (an “Event-Specific Blackout Period”), directors, officers, and such other persons as are designated by the Company’s General Counsel or his/her designee may not trade in the Company’s securities. The existence of an Event-Specific Blackout Period will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an Event-Specific Blackout Period, the General Counsel or his/her designee will inform the requester of the existence of a Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an Event-Specific Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company’s General Counsel or his/her designee to designate a person as being subject to an Event-Specific Blackout Period will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a Periodic Blackout Period and who has an unexpected and urgent need to sell the shares of the Company in order to generate cash may, in appropriate circumstances, be permitted to sell such shares even during a Periodic Blackout Period. Hardship exceptions may be granted only by the Company’s General Counsel or his/her designee and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Company’s General Counsel or his/her designee concludes that the earnings information for the applicable quarter, does not constitute material non-public information with respect to the Company.

Under no circumstance will a hardship exception be granted during an Event-Specific Blackout Period.

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Statement of Policy

It is the policy of the Company that no insider of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “1934 Act”)), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Company, including family and friends.

In addition, it is the policy of the Company that no insider of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business with, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

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financial results or expectations for the quarter or the year;
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financial forecasts;
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changes in dividends;
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possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
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changes in customer relationships with significant customers;
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obtaining or losing important contracts;
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important product developments;
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major financing developments;
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major personnel changes; and
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major litigation developments.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and press releases issued by the Company. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information.

Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

What transactions are prohibited? When you know material, non-public information

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about the Company or during any Blackout Period, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

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•
trading in the Company’s securities (including trading in puts and calls for such securities);
•
having others trade for you in such securities; and
•
disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns any information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information and during any Blackout Period.

Although it is most likely that any material, non-public information you might learn would be about the Company, these prohibitions also apply to trading in the securities of any company including any potential merger partner about which you have material, non-public information.

Transactions by Family Members. As noted above, the insider trading policy of the Company applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the securities of the Company are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the securities of the Company.

Rule 10b5-1 Trading Plan. Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this policy permit insiders to trade in the Company’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the insider was not in possession of material nonpublic information and so long as such transaction does not occur during any Blackout Period. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. An insider of the Company who wishes to enter into a trading plan must submit the trading plan to the Company’s General Counsel or his/her designee for its approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when the insider of the Company is in possession of material nonpublic information about the Company or during any Blackout Period. An insider of the Company may amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any insider of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the policy of the Company that directors, officers and other employees (including temporary employees) of the Company may not engage in any of the following transactions:

Short-Term Trading. An employee’s short-term trading of the securities of the Company may be distracting to the employee and may unduly focus the employee on the Company’s short- term market performance instead of the long-term business objectives the Company. For these reasons, any insider of the Company who purchases securities of the Company in the open market may not sell any of such securities of the same class during the six months following the purchase.

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Short Sales. Short sales of the securities of the Company evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of securities of the Company are prohibited by this insider trading policy. In addition, Section 16(c) of the 1934 Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the shares of the Company and therefore, creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director, officer or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, would allow the director, officer or employee to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages any director, officer or employee from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Company’s General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Company’s General Counsel prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, insiders of the Company are prohibited from holding securities of the Company in a margin account or pledging the securities of the Company as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the securities of the Company as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Post-Termination Transactions

The policy continues to apply to your transactions in the securities of the Company even after you have terminated employment with the Company. If you are in possession of material nonpublic information when your employment terminates or such termination occurs during any Blackout Period, you may not trade in the securities of the Company until that information has become public or is no longer material or until such Blackout Period has concluded.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead

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to significant legal difficulties. Therefore, you should not discuss material, non-public information about the Company with anyone, including other employees of the Company, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Company discuss the Company with the news media, securities analysts, and investors. Inquiries of this type received by any employee of the Company should be referred to the General Counsel or his/her designee in accordance with the Company’s Code of Business Conduct and Ethics.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, employees and temporary employees of the Company, directors and officers of the Company and any other persons designated by the General Counsel as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving the securities of the Company (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel or his/her designee. A request for pre-clearance on the Pre-clearance Form (attached as Exhibit 1) should be submitted to the General Counsel or his/her designee at least two days in advance of the proposed transaction and any approval will remain in effect for forty-eight (48) hours from the date of approval. The General Counsel or his/her designee is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 must first pre-clear the plan with the General Counsel or his/her designee. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during any Blackout Period. Transactions effected pursuant to a pre- cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

In the event the General Counsel or his/her designee is unavailable, a pre-clearance request may be made to the Chief Financial Officer.

A pre-clearance request for the Chief Financial Officer or General Counsel must be made to and approval received from the President and Chief Executive Officer.

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Questions about this Policy

Compliance by all directors, officers and employees or insiders of the Company with this policy is of the utmost importance for you and for the Company. If you have any questions about the application of this policy to any particular case, please immediately contact the General Counsel.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Annual Acknowledgement

At least annually, or upon revision of the Statement of Policy on Insider Trading, all directors, officers and employees of the Company must execute the Acknowledgement Regarding the Statement of Policy on Insider Trading. A form of the Acknowledgement is attached as Appendix B to the Statement of Policy on Insider Trading.

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EXHIBIT 1

PRE-CLEARANCE FORM STATEMENT OF POLICY ON INSIDER TRADING OF

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

ACCOUNT INFORMATION:

NAME OF PERSON REQUESTING:

ACCOUNT:

(Name & Number)

OR RELATED PERSON:

(“covered person”) (Account Name & Number)

BROKERAGE FIRM OR BANK

:

TRANSACTION INFORMATION:

DATE:

SECURITY/UNIT NAME:

NUMBER OF SHARES:

TRADE IS TO: BUY SELL OTHER INFORMATION:

TYPE OF ORDER: MARKET LIMIT

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APPROVAL OF THE TRANSACTION IS SUBJECT TO YOUR KNOWLEDGE OF THE FOLLOWING INFORMATION.

1.
Do you have any material nonpublic information about the security/shares?

YES NO

2.
Is the transaction prohibited as defined in Statement of Policy on Insider Trading?

YES NO

3.
Have you received and acknowledged receipt of the Statement of Policy on Insider Trading?

YES NO

4.
Has the security/shares been purchased or sold by you within six months?

YES NO

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the General Counsel or his/her designee. Approval given for any transaction will remain in effect for 48 hours from the date of approval.

Signature

Date:

APPROVED BY:

DATE:

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APPENDIX A

Acknowledgment Regarding Statement of Policy on Insider Trading

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

This acknowledgment is to be signed and returned to the General Counsel.

I have received a copy of the Statement on Policy on Insider Trading for Chicago Atlantic Real Estate Finance, Inc., read it, and understand that the policy contains the expectations of the Company regarding insider trading policies and practices.

Name (Printed) Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Statement of Policy on Insider Trading.

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